Exhibit 99.1

TII NETWORK TECHNOLOGIES REPORTS Q1 2008 RESULTS

REPORTS QUARTER OVER QUARTER IMPROVED SALES AND OPERATING INCOME

EDGEWOOD, NY – May 14, 2008 – TII Network Technologies, Inc. (Nasdaq: TIII), a company that develops and manufactures connectivity and data distribution solutions for the communications industry, today announced its results of operations for the three months ended March 31, 2008.

Net sales for the three months ended March 31, 2008 were $8.9 million compared to $8.4 million for the comparable prior year period, an increase of $424,000 or 5.0%. This growth reflects increased sales of traditional network interface and surge protection devices, partially offset by a decrease in sales of connectivity products.

During the three months ended March 31, 2008 operating income was $223,000, compared to an operating loss of $289,000 in the comparable prior year, an improvement of $512,000. This improvement was primarily due to higher sales volume and cost savings as a result of the consolidation of our Puerto Rico operations into our new facility in Edgewood, New York.

Net income was $151,000 for the three months ended March 31, 2008, compared to a net loss of $157,000 for the comparable prior year period, an improvement of $308,000. The current period results included a tax provision of $89,000 compared to a tax benefit in the prior year comparable period of $86,000. Earnings per share on a basic and diluted basis for the three months ended March 31, 2008 was $0.01 compared to a loss per share of $0.01 for the comparable prior year period.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The five percent increase in sales over the prior year period is a good start to 2008, and more notably the significant improvement in operating earnings compared to a loss in the prior year period. The improved margins and the operating profit in the current period results from the investment we made last year to consolidate our facilities and create a more efficient business model. As a result, we believe that we will continue to realize improved financial performance for the balance of the year.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, is a leader in designing, manufacturing and marketing network products for the communications industry. Our products are critical to the delivery of voice, video and data services by the service providers and include:  network interface devices (“NIDs”), network gateways or intelligent NIDs (“iNIDs”), home networking, overvoltage surge protection and connectivity solutions. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors, including, but not limited to, those factors discussed below and elsewhere in this document. We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report. Among those factors are:

•

the ability to market and sell products to new markets beyond our principal copper-based Telco market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	general economic and business conditions, especially as they pertain to the Telco industry;
•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	competition in our traditional Telco market and new markets we are seeking to penetrate;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and ability to win new contracts;
•	potential changes in customers’ spending and purchasing policies and practices;
•	dependence on third parties for certain product development;
•

dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•	weather and similar conditions, particularly the effect of typhoons on our assembly and warehouse facilities in the Pacific Rim;
•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

CONTACT:

TII Network Technologies, Inc.

(631) 789-5000

-- more --

-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended March 31,
	2008	2007
	(unaudited)
Net sales	$8,851	$8,427
Cost of sales	5,599	5,635
Gross profit	3,252	2,792

Operating expenses:
Selling, general and administrative	2,407	2,568
Research and development	622	513
Total operating expenses	3,029	3,081

Operating income (loss)	223	(289)

Interest income	17	47
Other expense	—	(1)

Income (loss) before income taxes	240	(243)

Income tax provision (benefit)	89	(86)

Net income (loss)	$151	$(157)

Net income (loss) per common share:
Basic	$0.01	$(0.01)

Diluted	$0.01	$(0.01)

Weighted average common shares outstanding:
Basic	13,493	12,585
Diluted	13,750	12,585

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	2,033	3,261
Accounts receivable, net of allowance of $186 and $90 at March 31, 2008 and December 31, 2007, respectively	4,438	6,994
Inventories	12,706	9,219
Deferred tax assets, net	670	674
Other current assets	190	372
Total current assets	20,037	20,520

Property, plant and equipment, net	9,456	9,680
Deferred tax assets, net	9,309	9,358
Other assets, net	77	93
Total assets	$38,879	$39,651

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	1,078	2,301
Accrued liabilities	1,956	1,856
Total current liabilities and total liabilities	3,034	4,157

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating; no shares outstanding	—	—
Common stock, par value $.01 per share; 30,000,000 shares authorized; 13,524,541 shares issued and 13,506,904 shares outstanding as of March 31, 2008, and 13,499,541 shares issued and 13,481,904 shares outstanding as of December 31, 2007	135	135
Additional paid-in capital	41,558	41,358
Accumulated deficit	(5,567)	(5,718)
	36,126	35,775
Less: Treasury shares, at cost, 17,637 common shares at March 31, 2008 and December 31, 2007	(281)	(281)
Total stockholders’ equity	35,845	35,494

Total liabilities and stockholders’ equity	$38,879	$39,651